Exhibit 10.11

AMENDMENT

TO

1ST CONSTITUTION BANCORP DIRECTORS’ INSURANCE PLAN

This amendment to the 1st Constitution Bancorp Directors’ Insurance Plan (the “Plan”) is effective as of February 19, 2004.

WHEREAS, the Plan was established effective October 1, 2002 to provide a death benefit to certain members of the Board of Directors (the “Board”) of 1st Constitution Bancorp (“Bancorp”) and/or 1st Constitution Bank (“Bank”) who are not employees of either Bancorp or Bank; and

WHEREAS, the Board is authorized to amend the Plan as provided herein pursuant to Section 5 of the Plan; and

WHEREAS, at a meeting of the Board held on February 19, 2004, the Board authorized and approved the amendment to the Plan provided for herein.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 5 of the Plan is hereby amended and replaced in its entirety to provide as follows:

Section 5. Amendment, Suspension, and Termination

The Board of Directors of Bancorp shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan by unanimous action of the Board of Directors of Bancorp, either in whole or as to a particular Director, provided, however that any amendment, suspension or termination of the Plan with respect to a particular Director which is not applicable to all other Participants shall not require the approval of the particular Director, and no such amendment, suspension or termination with respect to a particular Director shall become effective with respect to the particular Director without his or her approval unless “Cause” (as defined below) exists with respect to a particular Director. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall be made following a Change of Control which adversely affects a Participant without the consent of an affected Participant, except as provided in the next following sentence. Without limiting the foregoing sentences, the Board of Directors of Bancorp may terminate the Plan or suspend operation of the Plan if the Company is subjected to regulatory discipline limiting its ability to pay compensation to Participants, or if the Company is advised by a regulatory agency that payments to (or coverage for) any Participant(s) or continuation of the Plan will result in regulatory sanctions against the Company, its officers or directors (a “regulatory reason”) or such amendment, suspension or termination is required by laws, rules and regulations applicable to the Company. The term “Cause” with respect to a particular Director shall mean (i) a regulatory reason, (ii) the conviction of the particular Director for a crime involving a felony or similar class of crime, relative to his duties as director, officer or employee of the Company, (iii) the good faith determination by the Board of Directors of Bancorp that the particular Director engaged in one or more fraudulent acts with respect to the Company, or (iv) the particular Director or any entity controlled by the particular Director defaults in the payment of a loan from the Company for which the particular Director or entity he or she controls is liable in the principal amount of $100,000 or more and such default continues for 180 days. The Board of Directors of Bancorp may determine in its sole and absolute discretion whether a particular Director controls another entity, whether a default in the payment of a loan from the Company exists, the time period of any default with respect to a loan, whether the particular Director or an entity he or she controls is obligated to repay a loan to the Company and whether a regulatory reason exists.